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                                                                 EXHIBIT (c)(23)


                      STOCK OPTION CANCELLATION AGREEMENT

     In connection with the merger agreement between Acordia, Inc. and Anthem Insurance Companies, Inc., under which Anthem will acquire all of the outstanding common stock of Acordia at $40.00 per share, I hereby agree that upon receipt by me of a cash payment from Acordia equal to the number of shares of Acordia stock which I am entitled to purchase with my outstanding stock option multiplied by the difference between (1) $40.00 and (2) the exercise price of my option (minus any applicable withholding taxes), any and all Option Agreements between me and Acordia shall be canceled and of no further force or effect.

Name:
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Date:
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